EXHIBIT 99.2

                           CENDANT PRICES OFFERING OF
                 SENIOR ZERO-COUPON ZERO-YIELD CONVERTIBLE NOTES

New York, NY, April 30, 2001 - Cendant Corporation (NYSE: CD) today announced that it has agreed to sell $800 million of zero-coupon zero-yield convertible senior notes due 2021 in a private offering resulting in gross proceeds of approximately $800 million. The initial purchaser will also have a 30-day option to purchase up to an additional $200 million of notes to cover over-allotments.

The notes will be convertible into shares of Cendant common stock at a price per share of $25.59 if the closing price of Cendant's common shares on the New York Stock Exchange exceeds specified levels or in certain other circumstances. The conversion price represents a 41% conversion premium on the April 27, 2001 New York Stock Exchange closing price of $18.15 for Cendant common shares. At the time of conversion, each $1,000 principal amount at maturity note will be convertible into 39.0755 shares of Cendant common stock. The notes will not be redeemable by Cendant prior to May 2004. Cendant may be required to repurchase notes, at the option of the holders, at certain specified times prior to 2021 but not prior to May 2002.

The notes have not been registered under United States securities laws and may not be offered or sold in the United States except to qualified institutional buyers. The offering is scheduled to close on May 4, 2001. Cendant will use the proceeds from the offering for general corporate purposes.

Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's fee-for-service businesses include hotel, real estate and tax preparation franchising; rental cars, fleet leasing and fuel cards; mortgage origination and employee relocation; customer loyalty programs; vacation exchange and rental services and vacation interval sales. Other business units include the UK's largest private car park operator and electronic reservations processing for the travel industry. With headquarters in New York City, the Company has approximately 60,000 employees and operates in over 100 countries.

Media Contact:                      Investor Contacts:
Elliot Bloom                        Denise Gillen              Sam Levenson
212-413-1832                        212-413-1833               212-413-1834